Exhibit 99.1

Investor Relations Contact:
Isabell Novakov
214-252-4029
inovakov@plainscapital.com

Hilltop Holdings Inc. Announces Financial Results for Second Quarter 2014

DALLAS — (BUSINESS WIRE) July 30, 2014 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”), the parent company of PlainsCapital Corporation (“PlainsCapital”), announced financial results for the second quarter of 2014.  PlainsCapital, through its operating subsidiaries PlainsCapital Bank (the “Bank”), PrimeLending and First Southwest, provides banking, mortgage origination and financial advisory services, respectively.  Hilltop’s insurance subsidiary, National Lloyds Corporation (“NLC”), provides property and casualty insurance.

Hilltop produced income to common stockholders of $27.1 million, or $0.30 per diluted share, for the second quarter of 2014, compared to $20.9 million, or $0.24 per diluted share, for the second quarter of 2013. Hilltop’s annualized return on average assets and return on average equity for the second quarter of 2014 were 1.24% and 7.99%, respectively. The return on average assets and return on average equity for the second quarter of 2013 were 1.24% and 7.29%, respectively.

“Hilltop had solid financial results for the quarter. The Bank’s performance was strong, driven by a higher yielding loan portfolio, offset by elevated expenses from the FNB Transaction. Our mortgage business continues to gain market share due to its strong purchase franchise and produced positive results. National Lloyds had year over year improved results from less severe weather, exposure management and ratings initiatives.” said Jeremy Ford, CEO of Hilltop.

“Additionally, we continue to be excited about combining the customers, employees and cultures of SWS and First Southwest. This pending transaction is part of our focused strategy to build a premier Texas-based bank and prominent diversified financial services company.”

Second Quarter 2014 Highlights for Hilltop:

•                  Hilltop’s total assets increased to $9.4 billion at June 30, 2014, compared to $9.0 billion at March 31, 2014;

•                  Total stockholders’ equity increased by $41.9 million from March 31, 2014 to $1.4 billion at June 30, 2014;

•                  Non-covered loans(1) held for investment, net of allowance for loan losses, increased by 1.8% to $3.7 billion, and covered loans(1), net of allowance for loan losses, decreased by 7.6% to $840.9 million from March 31, 2014 to June 30, 2014;

•                  Loans held for sale increased by $523.7 million to $1.4 billion from March 31, 2014 to June 30, 2014;

•                  Total deposits decreased by $507.9 million from March 31, 2014 to $6.2 billion at June 30, 2014;

•                  Hilltop was well-capitalized with a Tier 1 Leverage Ratio(2) of 13.51% and Total Capital Ratio of 18.79% at June 30, 2014; and

•                  Hilltop continues to retain approximately $158 million of freely usable cash, as well as excess capital at its subsidiaries, at June 30, 2014.

For the second quarter of 2014, consolidated taxable equivalent net interest income was $99.0 million compared with $69.0 million in the second quarter of 2013, a 43.5% increase primarily due to the inclusion of operations associated with the assumption of substantially all of the liabilities and acquisition of substantially all of the assets of Edinburg, Texas-based First National Bank from the Federal Deposit Insurance Corporation, as receiver (the “FNB Transaction”). The consolidated taxable equivalent net interest margin was 5.18% for the second quarter of 2014, a 56 basis point increase from 4.62% in the first quarter of 2014.  During the second quarter of 2014, the consolidated taxable equivalent net interest margin was impacted by accretion of discount on loans of $25.9 million, amortization of premium on acquired securities of $1.0 million and amortization of premium on acquired time deposits of $2.5 million.

(1) “Covered loans” refers to loans acquired in the FNB Transaction that are subject to loss-share agreements with the FDIC, while all other loans are referred to as “non-covered loans.”

(2) Based on the end of period Tier 1 capital divided by total average assets during the second quarter of 2014, excluding goodwill and intangible assets.

For the second quarter of 2014, noninterest income was $203.3 million compared to $239.2 million in the second quarter of 2013, a 15.0% decrease. The decline was primarily related to the reduction in noninterest income within our mortgage origination segment, slightly offset by increases in noninterest income in our banking and insurance segments. Net gains from sale of loans, other mortgage production income and mortgage loan origination fees declined $42.2 million from the second quarter of 2013 to $123.0 million in the second quarter of 2014. Mortgage loan originations totaled $2.8 billion in the second quarter of 2014, versus $3.5 billion in the second quarter of 2013, due to changes in interest rates and the resulting drop-off in refinancing volume. Net insurance premiums earned increased to $40.8 million in the second quarter of 2014 from $38.6 million in the second quarter of 2013, which was primarily attributable to rate and volume increases in our core homeowners and mobile home products. Advisory fees and commissions from our financial advisory segment were $22.3 million in the second quarter of 2014 compared to $26.0 million in the second quarter of 2013, as results year over year declined in the public finance and capital markets businesses.

For the second quarter of 2014, noninterest expense was $251.2 million compared to $260.4 million in the second quarter of 2013, a 3.5% decrease. Employees’ compensation and benefits declined $8.3 million, or 6.2%, from the second quarter of 2013 to $124.4 million in the second quarter of 2014, primarily due to lower variable compensation tied to mortgage origination volume and lower fixed compensation resulting from headcount reductions in the third and fourth quarters of 2013 within our mortgage origination segment, offset by the addition of compensation expense within our banking segment due to the FNB Transaction. Loss and loss adjustment expenses declined to $35.3 million in the second quarter of 2014 from $48.2 million in the second quarter of 2013. This decline was primarily due to lower claim volumes that resulted from the significant decline in severe weather-related events during 2014. Primarily caused by the FNB Transaction, occupancy and equipment expense increased by $5.6 million from the second quarter of 2013 to $25.8 million in the second quarter of 2014, and other noninterest expense increased to $54.1 million in the second quarter of 2014 from $47.7 million in the second quarter of 2013. Amortization of identifiable intangibles from purchase accounting was $2.6 million for the second quarter of 2014.

For the second quarter of 2014, the provision for loan losses was $5.5 million, compared to $11.3 million for the second quarter of 2013. The second quarter of 2014 provision included charges for loan losses related to newly originated loans and acquired loans without credit impairment at acquisition of $3.9 million and purchased credit impaired (“PCI”) loans of $1.6 million. Net charge-offs on non-covered loans for the second quarter of 2014 were $2.3 million, and the allowance for non-covered loan losses was $36.4 million, or 0.98% of total non-covered loans at June 30, 2014. Non-covered, non-performing assets at June 30, 2014 were $28.0 million, or 0.30% of total assets, compared to $28.2 million, or 0.32% of total assets, at December 31, 2013.

SWS Group Transaction

On March 31, 2014, we entered into a definitive merger agreement with SWS Group, Inc. (“SWS”) providing for the merger of SWS with and into a subsidiary of Hilltop formed for the purpose of facilitating this transaction. Under the terms of the merger agreement, SWS stockholders will receive per share consideration of 0.2496 shares of Hilltop common stock and $1.94 of cash, equating to $7.25 per share based on Hilltop’s closing price on June 30, 2014. The value of the merger consideration will fluctuate with the market price of Hilltop common stock. We intend to fund the cash portion of the consideration through available cash. The merger is subject to customary closing conditions, including regulatory approvals and approval of the stockholders of SWS, and is expected to be completed prior to the end of 2014.

Condensed Balance Sheet	June 30,	March 31,	December 31,	September 30,	June 30,
($000s)	2014	2014	2013	2013	2013
Cash and due from banks	673,972	889,950	713,099	976,188	596,351
Securities	1,328,716	1,329,690	1,261,989	1,322,635	1,106,379
Loans held for sale	1,410,873	887,200	1,089,039	1,046,801	1,412,960
Non-covered loans, net of unearned income	3,714,837	3,646,946	3,514,646	3,310,224	3,253,001
Allowance for non-covered loan losses	(36,431)	(34,645)	(33,241)	(33,180)	(26,237)
Non-covered loans, net	3,678,406	3,612,301	3,481,405	3,277,044	3,226,764
Covered loans, net of allowance for loan losses	840,898	909,783	1,005,308	1,096,590	—
Covered other real estate owned	142,174	152,310	142,833	119,670	—
FDIC indemnification asset	175,114	188,736	188,291	190,041	—
Premises and equipment, net	201,545	202,155	200,706	187,857	110,937
Other assets	944,750	861,307	821,452	876,766	949,412
Total assets	9,396,448	9,033,432	8,904,122	9,093,592	7,402,803

Deposits	6,155,310	6,663,176	6,722,918	6,936,162	4,496,469
Short-term borrowings	1,187,193	491,406	342,087	305,297	1,003,804
Notes payable	55,584	55,465	56,327	140,111	139,938
Other liabilities	601,199	468,172	470,868	505,669	590,792
Total liabilities	7,999,286	7,678,219	7,592,200	7,887,239	6,231,003
Total Hilltop stockholders’ equity	1,396,442	1,354,497	1,311,141	1,205,475	1,170,895
Noncontrolling interest	720	716	781	878	905
Total liabilities & stockholders’ equity	9,396,448	9,033,432	8,904,122	9,093,592	7,402,803

	Three Months Ended
Condensed Income Statement	June 30,	March 31,	December 31,	September 30,	June 30,
($000s)	2014	2014	2013	2013	2013
Interest income	104,408	91,828	98,601	79,702	76,168
Interest expense	5,962	6,407	10,002	7,786	7,743
Net interest income	98,446	85,421	88,599	71,916	68,425
Provision for loan losses	5,533	3,242	2,206	10,658	11,289
Net interest income after provision for loan losses	92,913	82,179	86,393	61,258	57,136
Noninterest income	203,281	170,100	182,479	215,095	239,233
Noninterest expense	251,212	212,629	219,752	216,592	260,400
Income before income taxes	44,982	39,650	49,120	59,761	35,969
Income tax expense	16,294	14,354	18,090	20,115	13,309
Net income	28,688	25,296	31,030	39,646	22,660
Less: Net income attributable to noncontrolling interest	177	110	160	339	568
Income attributable to Hilltop	28,511	25,186	30,870	39,307	22,092
Dividends on preferred stock	1,426	1,426	1,342	1,133	1,149
Income applicable to Hilltop common stockholders	27,085	23,760	29,528	38,174	20,943

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Selected Financial Data	2014	2014	2013	2013	2013
Return on average stockholders’ equity	7.99%	7.65%	9.31%	12.64%	7.29%
Return on average assets	1.24%	1.14%	1.31%	2.05%	1.24%
Net interest margin (taxable equivalent)	5.18%	4.62%	4.52%	4.46%	4.33%
Earnings per common share ($):
Basic	0.30	0.26	0.34	0.45	0.25
Diluted	0.30	0.26	0.34	0.43	0.24
Weighted average shares outstanding (000’s):
Basic	89,709	89,707	87,027	83,493	83,490
Diluted	90,569	90,585	87,871	90,460	90,294
Book value per share ($)	14.22	13.76	13.27	13.00	12.59
Shares outstanding (000’s)	90,181	90,178	90,176	83,959	83,956

	June 30,	March 31,	December 31,	September 30,	June 30,
Capital Ratios	2014	2014	2013	2013	2013

Tier 1 capital (to average quarterly assets):
Bank	9.97%	9.53%	9.29%	11.05%	9.74%
Hilltop	13.51%	13.12%	12.81%	13.96%	13.66%
Tier 1 capital (to risk-weighted assets):
Bank	13.22%	13.47%	13.38%	12.76%	12.77%
Hilltop	18.11%	18.66%	18.53%	16.56%	18.35%
Total capital (to risk-weighted assets):
Bank	13.90%	14.14%	14.00%	13.36%	13.35%
Hilltop	18.79%	19.32%	19.13%	17.14%	18.90%

	Three Months Ended June 30,
	2014			2013
	Average	Interest	Annualized	Average	Interest	Annualized
	Outstanding	Earned or	Yield or	Outstanding	Earned or	Yield or
	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest-earning assets
Loans, gross (1)	$5,526,869	$92,204	6.63%	$4,352,489	$65,213	5.95%
Investment securities - taxable	1,144,269	7,618	2.66%	996,624	6,480	2.60%
Investment securities - non-taxable (2)	185,533	1,772	3.82%	201,383	1,772	3.52%
Federal funds sold and securities purchased under agreements to resell	20,308	14	0.28%	34,594	35	0.40%
Interest-bearing deposits in other financial institutions	575,653	317	0.22%	581,676	242	0.25%
Other	218,413	3,068	5.62%	164,754	3,009	7.31%
Interest-earning assets, gross	7,671,045	104,993	5.44%	6,331,520	76,751	4.82%
Allowance for loan losses	(38,909)			(20,588)
Interest-earning assets, net	7,632,136			6,310,932
Noninterest-earning assets	1,304,522			818,914
Total assets	$8,936,658			$7,129,846

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$4,523,194	$3,096	0.27%	$3,379,302	$3,406	0.40%
Notes payable and other borrowings	966,143	2,866	1.18%	1,044,784	4,337	1.66%
Total interest-bearing liabilities	5,489,337	5,962	0.43%	4,424,086	7,743	0.70%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,761,194			1,179,264
Other liabilities	307,846			341,929
Total liabilities	7,558,377			5,945,279
Stockholders’ equity	1,377,769			1,183,830
Noncontrolling interest	512			737
Total liabilities and stockholders’ equity	$8,936,658			$7,129,846

Net interest income (2)		$99,031			$69,008
Net interest spread (2)			5.01%			4.12%
Net interest margin (2)			5.18%			4.33%

(1) Average balance includes non-accrual loans.

(2) Annualized taxable equivalent adjustments are based on a 35% tax rate. The adjustment to interest income was $0.6 million for each of the three months ended June 30, 2014 and 2013, respectively.

Conference Call Information

Hilltop will host a live webcast and conference call at 8:00 AM Central (9:00 AM Eastern), Thursday, July 31, 2014. Hilltop President and CEO Jeremy B. Ford and other key management members will discuss results for the second quarter of 2014. Interested parties can access the conference call by dialing 1-877-508-9457 (domestic) or 1-412-317-0789 (international). The conference call also will be webcast simultaneously on Hilltop’s Investor Relations website (http://ir.hilltop-holdings.com).

About Hilltop

Hilltop is a Dallas-based financial holding company. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, it has three operating subsidiaries: PlainsCapital Bank, PrimeLending, and First Southwest. Through Hilltop’s other wholly owned subsidiary, National Lloyds Corporation, it provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and American Summit Insurance Company. At June 30, 2014, Hilltop employed approximately 4,450 people and operated approximately 400 locations in 45 states. Hilltop’s common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com and PlainsCapital.com.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed transaction, Hilltop has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 (Registration No. 333-196367) including a proxy statement of SWS that also constitutes a prospectus of Hilltop and other relevant documents regarding the proposed transaction.  The definitive proxy statement/prospectus will be mailed to stockholders of SWS.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  You may obtain a free copy of the proxy statement/prospectus (when it becomes available) and other relevant documents filed by Hilltop or SWS with the SEC at the SEC’s website at www.sec.gov.  Copies of the documents filed by Hilltop with the SEC will be available free of charge on Hilltop’s website at www.hilltop-holdings.com or by contacting Investor Relations at 214-252-4029.

Hilltop and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  You can find information about Hilltop’s executive officers and directors in Hilltop’s most recent proxy statement, which was filed with the SEC on May 2, 2014.  Additional information regarding the interests of such persons will be included in the proxy statement/prospectus and other relevant documents filed with the SEC when they become available.  Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.  You may obtain free copies of these documents from Hilltop using the sources indicated above.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements about acquisitions, future financial and operating results, our plans, objectives, expectations and intentions and other statements that are not historical facts, and may be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “probable,” “projects,” “seeks,” “should,” “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) risks related to our pending acquisition of SWS (ii) risks associated with merger and acquisition integration, including the assets and liabilities of FNB and SWS; (iii) our ability to estimate loan losses; (iv) changes in the default rate of our loans; (v) risks associated with concentration in real estate related loans; (vi) our ability to obtain reimbursements for losses on acquired loans under loss-share agreements with the Federal Deposit Insurance Corporation; (vii) changes in general economic, market and business conditions in areas or markets where we compete; (viii) severe catastrophic events in our geographic area; (ix) changes in the interest rate environment; (x) cost and availability of capital; (xi) changes in state and federal laws, regulations or policies affecting one or more of our business segments, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xii) our ability to use net operating loss carry forwards to reduce future tax payments; (xiii) approval of new, or changes in, accounting policies and practices; (xiv) changes in key management; (xv) competition in our banking, mortgage origination, financial advisory and insurance segments from other banks and financial institutions, as well as insurance companies, mortgage bankers, investment banking and financial advisory firms, asset-based non-bank lenders and government agencies; (xvi) failure of our insurance segment reinsurers to pay obligations under reinsurance contracts; (xvii) our ability to use excess cash in an effective manner, including the execution of successful acquisitions; and (xviii) our participation in governmental programs, including the Small Business Lending Fund. For further discussion of such factors, see the risk factors described in the Hilltop Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the three and six months ended June 30, 2014, and other reports filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Hilltop Holdings Inc.